Exhibit 21.1

SUBSIDIARIES OF MALIBU BOATS, INC.

Name	Jurisdiction of Organization
Malibu Boats Holdings, LLC	Delaware
Malibu Boats, LLC	Delaware
Malibu Australian Acquisition Corp.	Delaware
Malibu Boats Pty Ltd.	Australia
Malibu Electronics, LLC	Delaware
Cobalt Boats, LLC	Delaware
Cobalt Sportswear, LLC	Kansas
PB Holdco, LLC	Delaware
MBG Holdco, Inc	Delaware
Maverick Boat Group, Inc.	Florida
Marine Components, LLC	Delaware
Saxdor Yachts USA, Inc.	Delaware
Saxdor Yachts Oy	Finland
Saxdor Holdings Oy	Finland
Saxdor Shipyard Finland Oy	Finland
Saxdor Shipyard Sp. Z.o.o.	Poland